Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Amy Cozamanis	Laurie Berman
Chief Financial Officer and	Investor/Analyst Information	General Information
Chief Investment Officer	Financial Relations Board	Financial Relations Board
Digital Realty Trust, Inc.	(310) 854-8314	(310) 854-8315
(415) 508-2849

DIGITAL REALTY TRUST, INC. TO ACQUIRE LAKESIDE TECHNOLOGY CENTER

Historic Property is Chicago’s Premier Internet Gateway and Data Center

Menlo Park, Calif. (March 21, 2005) – Digital Realty Trust, Inc. (NYSE: DLR) today announced that the Company’s operating partnership has agreed to purchase Lakeside Technology Center for approximately $142.6 million in cash which includes fees payable to the seller in connection with its ongoing efforts to obtain a change in the real estate tax classification of the property. The seller can earn an additional contingent fee of up to $20 million by obtaining the new real estate tax classification prior to December 31, 2006. The purchase price and contingent fee, if applicable, is expected to be funded from borrowings under the operating partnership’s unsecured credit facility, or a combination of borrowings under the credit facility and secured long-term debt.

Located in Chicago, the property is an 8-story building comprising a total of approximately 1,095,540 square feet, including approximately 820,540 net rentable square feet and approximately 275,000 square feet of vacant space in shell condition held for redevelopment. The property is approximately 72% leased, or 96% leased excluding the vacant shell space held for redevelopment. The property is expected to generate an initial year unleveraged cash cap rate of approximately 9.0%.

The purchase of the property is subject to numerous conditions, including the satisfactory conclusion by our operating partnership of its due diligence review of the property during a due diligence period ending on April 13, 2005. During the due diligence period, the Company’s operating partnership has the right to terminate the purchase and sale agreement for any reason or for no reason.

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2730 SAND HILL ROAD, SUITE 280

MENLO PARK, CA 94025

650-233-3600

Digital Realty Trust, Inc. to Acquire Lakeside Technology Center

March 21, 2005

As one of the premier Internet gateway and data centers in Chicago, Lakeside Technology Center is home to several national telecom service providers and data center operations for corporate tenants. The property provides a secure operating environment with infrastructure critical to tenants’ day-to-day operations. Tenants benefit from the robust data center environment including ample and redundant power supplies, efficient HVAC services, and extensive conduit and riser space. Lakeside Technology Center, which is on the historic register, is a noted Chicago landmark that was completely renovated in 1999 - 2000 to create a modern data center facility while preserving the historical stature of the building.

Lakeside Technology Center also contains a centrally-located meet-me-room and collocation facility, which speeds time to market for customers and provides multiple network choices, enhanced reliability, and capital efficiency for telecom carriers and network service providers.

“Lakeside Technology Center is one of the premier Internet gateways in the region and fits extremely well with our current asset base and business strategy,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “We are very excited to be in the Chicago market, which is the major hub for commerce and telecom network traffic for the Midwest. Our acquisition of Lakeside Technology Center will provide us with a fantastic opportunity to provide space to leading technology and corporate data center tenants who require the mission critical infrastructure necessary to operate their businesses without interruption.”

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc., traded on the New York Stock Exchange under the ticker symbol “DLR”, owns, acquires, repositions and manages technology-related real estate. The Company’s 24 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate data center tenants. Comprising approximately 5.6 million net rentable square feet, Digital Realty Trust’s property portfolio is located throughout the United States, with one property located in London, England. For additional information, please visit the Company’s website at www.digitalrealtytrust.com.

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Digital Realty Trust, Inc. to Acquire Lakeside Technology Center

March 21, 2005

This press release contains forward-looking statements, including statements related to the closing of the acquisition of Lakeside Technology Center, the potential to obtain a change in the real estate tax classification of the property, the expected unleveraged cash cap rate of the property and the expected source of funds. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in our markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by Digital Realty Trust, Inc. with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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